Exhibit 14

CODE OF ETHICS AND BUSINESS CONDUCT

This Code of Ethics and Business Conduct (the “Code”) has been adopted by the Board of Directors (the “Board”) of OmniComm Systems, Inc. on April 13, 2016 in connection with the Board’s oversight of the management and business affairs of OmniComm Systems, Inc.

1. Purpose and Overview

a.

Application. The Code is applicable to all officers, directors, employees and temporary employees (each, a “Covered Person”) of OmniComm Systems, Inc. and all of its U.S. and non-U.S. subsidiaries and affiliates (collectively, the “Company”).

b.

Purpose. The Code summarizes the values, principles and business practices that guide the business conduct of the Company and also provides a set of basic principles to guide Covered Persons regarding the minimum ethical requirements expected of them. The Code supplements the Company’s existing employee policies, including those specified in the respective U.S. and non-U.S. employee handbook and also supplements various other codes of ethics, policies and procedures that have been adopted by the Company. All Covered Persons are expected to become familiar with the Code and to apply these principles in the daily performance of their jobs.

c.

Overriding Responsibilities. It is the responsibility of all Covered Persons to maintain a work environment that fosters fairness, respect and integrity. The Company requires all Covered Persons to conduct themselves in a lawful, honest and ethical manner in all of the Company’s business practices.

d.

Questions. All Covered Persons are expected to seek the advice of a supervisor, a manager, the Human Resources Department, or an Executive Officer (defined below) for additional guidance or if there is any question about issues discussed in this Code.

e.	Violations. If any Covered Person observes possible unethical or illegal conduct, such concerns or complaints should be reported as set forth in Section 16 below.

f.

Definition of Executive Officer. For the purposes of this Code, the term “Executive Officer” shall mean those officers, as shall be determined by the Board from time to time, who are subject to the reporting obligations of Section 16(a) of the Securities Exchange Act of 1934, as amended, and include the Chief Executive Officer, President and Chief Operating Officer, Chief Technology Officer and Chief Financial Officer.

g.	Definition of Director. For purposes of this Code, the term “Director” shall mean a member of the Board.

2. Compliance with Laws, Rules and Regulations

All Covered Persons of the Company are required to comply with all of the applicable laws, rules and regulations of the United States and other countries, and the states, counties, cities and other jurisdictions, in which the Company conducts its business, although traffic violations and other minor offenses will not be considered violations of this Code. Local laws may in some instances be less restrictive than the principles set forth in this Code. In those situations, Covered Persons should comply with the Code, even if the conduct would otherwise be legal under applicable laws. On the other hand, if local laws are more restrictive than the Code, Covered Persons should comply with applicable laws.

3. Securities Transactions

a.

Insider Trading. Such legal compliance includes, without limitation, compliance with the Company’s Insider Trading Policy, which prohibits Covered Persons from trading securities, either personally or on behalf of others, while in possession of applicable material non-public information or communicating such material non-public information to others in violation of the law. Securities include common stocks, preferred stock, options, warrants, convertible debentures, futures and other financial and investment instruments. Material information includes any information that a reasonable investor would consider important in a decision to buy, hold, or sell securities. These laws provide substantial civil and criminal penalties for individuals who fail to comply. The policy is described in more detail in the Company’s Insider Trading Policy. In addition, the Company has implemented trading restrictions to reduce the risk, or appearance, of insider trading as set forth in more detail in the Company’s Trading Blackout Policy.

b.

Rule 10b5-1(c) Plans. The Company may permit exemptions from the insider trading policies and procedures described above for transactions in securities issued by the Company effected pursuant to pre-approved, written trading plans or arrangements complying with Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended. Rule 10b5-1(c) plans or arrangements may not be entered into or modified either during trading blackout periods or when the Covered Person is aware of material, non-public information relating to the Company or its securities. All such plans or arrangements (and any modification or termination thereof) must be pre-approved by the Company.

c.

Rumors. The dissemination of false or misleading information about companies or securities, particularly in volatile or fragile market conditions, can be a damaging form of market abuse which can affect both the firm concerned as well as general market conditions. It is against the law to start or circulate a rumor (defined as “information that is circulated purporting to be fact but which has not yet been verified”) if that rumor is likely to influence the market price of that security or that a reasonable person would expect it to have a material effect on the price of a security if it were widely circulated. Starting or disseminating any rumor with the intention of influencing the price movement of a security is a breach of this Code and may also constitute a violation of securities laws.

d.

Short Sales. Covered Persons are prohibited from effecting short sales, including “short sales against the box” of securities issued by the Company. Also prohibited are economically equivalent transactions, whether in the form of call or put options, swap transactions or other derivative transactions, that would result in a Covered Person having a net short exposure to the Company.

e.

Questions Regarding Stock Trading. All questions regarding insider trading or reports of impropriety in connection with securities transactions should be made to the Chief Financial Officer. See also Section 16 below.

4. Conflicts of Interest

a.	Avoidance of Conflicts. All Covered Persons are required to conduct themselves in a manner and with such ethics and integrity so as to avoid a conflict of interest, either real or apparent.

b.

Conflict of Interest Defined. A conflict of interest is any circumstance where an individual’s personal interest interferes with the interests of the Company. All Covered Persons have a duty to avoid financial, business or other relationships that might be opposed to the interests of the Company or might cause a conflict with the performance of their duties.

c.

Potential Conflict Situations. A conflict can arise when a Covered Person takes actions or has interests that may make it difficult to perform his or her Company related work objectively and effectively. Conflicts also may arise when a Covered Person, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.

d.	Examples of Potential Conflicts. Some of the areas where a conflict could arise include:
i.	Employment by a competitor, regardless of the nature of the employment, while employed by the Company.
ii.	Placement of business with any firm or organization in which a Covered Person, or any member of the Covered Person’s family, has a substantial ownership interest or management responsibility.
iii.	Making endorsements or testimonials for third parties.
iv.	Disclosing the Company’s confidential information to a third party without the prior consent of senior management.

e.

Questions Regarding Conflicts. All questions regarding conflicts of interest and whether a particular situation constitutes a conflict of interest should be directed to the Chief Financial Officer. See also Section 16 below.

5. Corporate Opportunities

Covered Persons are prohibited from (i) taking for themselves opportunities that are discovered through the use of Company property, information or position, (ii) using Company property, information or position for personal gain, and/or (iii) competing with the Company. For example, to the extent that a Covered Person learns of an investment opportunity in a client because of their position with the Company, the Covered Person must not take advantage of the trading opportunity.

6. Gifts, Entertainment and Contributions

a.

Receipt of Gifts and Entertainment. The Company’s aim is to deter providers of gifts or entertainment from seeking or receiving special favors from Covered Persons regarding the Company. The concern is that gifts of more than a nominal value may cause Covered Persons to feel placed in a position of “obligation” and/or give the appearance of a conflict of interest. Covered Persons should not solicit any third party for any gift, gratuity, entertainment or any other item regardless of its value. Covered Persons, including members of their immediate families, may accept or participate in “reasonable entertainment”. Covered Persons are encouraged to be guided by their own sense of ethical responsibility, along with any policies or guidelines adopted from time to time by the Company with respect to gifts and entertainment. The Company recognizes that this Section 6 is not intended to limit Directors who do not also serve in management positions within the Company from accepting compensation, bonuses, fees and other similar consideration paid in the normal course of business as a result of their outside business activity, employment or directorships.

b.

Anti-Corruption. All Covered Persons are strictly prohibited from offering or giving gifts, meals, entertainment or other items of value to business partners or others (including government officials) in order to improperly influence them and should seek to avoid even the appearance of any impropriety. Covered Persons should be aware that practices that may be acceptable in the commercial business environment (such as providing certain transportation, meals, entertainment and other things of value) may be unacceptable and even illegal when they relate to government employees or others who act on a government’s behalf. Therefore, Covered Persons are required to comply with the relevant laws and regulations governing relations between government employees and customers and suppliers in every country where the Company conducts business.

c.

Political Contributions. Election laws in many jurisdictions generally prohibit political contributions by corporations to candidates. Many local laws also prohibit corporate contributions to local political campaigns. In accordance with these laws, the Company does not make direct contributions to any candidates for federal, state or local offices where applicable laws make such contributions illegal and, in such cases, contributions to political campaigns must not be made with or reimbursed by the Company’s funds or resources. The Company’s funds and resources include (but are not limited to) the Company’s facilities, office supplies, letterhead, telephones and fax machines. Employees should direct all questions concerning political contributions to the Chief Financial Officer.

7. Outside Employment

a.

Restrictions. Subject to any departmental restrictions, Covered Persons are permitted to engage in outside employment if it is free of any actions that could be considered a conflict of interest. Outside employment must not adversely affect a Covered Person’s job performance at the Company, and outside employment must not result in absenteeism, tardiness or a Covered Person’s inability to work overtime when requested or required. Covered Persons may not engage in outside employment that requires or involves using Company time, materials or resources.

b.	Self-Employment. For purposes of this policy, outside employment includes self-employment.

c.

Required Approvals. Due to the fiduciary nature of the Company’s business, all potential conflicts of interest that could result from a Covered Person’s outside employment should be discussed with the Covered Person’s supervisor or manager and the Human Resources Department, prior to entering into additional employment relationships.

d.	Outside Directors Exempt. The Company recognizes that this Section 7 is not applicable to Directors who do not also serve in management positions within the Company.

8. Service as a Director

Covered Persons may not serve as a director, trustee, or in a similar capacity for any for-profit public or private entity, without approval of an Executive Officer and the Human Resources Department, or their respective designees. The Company recognizes that this Section 8 is not applicable to Directors who do not also serve in management positions within the Company.

9. Confidentiality

a.

Confidentiality Obligation. Covered Persons are responsible for maintaining the confidentiality of information entrusted to them as a result of their roles with the Company, except when disclosure is authorized or legally mandated. The sensitive nature of the Company’s business requires that the Company keep its customers’ confidence and trust. Covered Persons must be continuously sensitive to the confidential and privileged nature of the information to which they have access concerning the Company and its clients and customers, and must exercise the utmost discretion when discussing any work-related matters with third parties. Each Covered Person must safeguard the Company’s confidential information and not disclose it to a third party (other than a third party having a duty of confidentiality to the Company) without the prior consent of senior management.

b.

What Is Confidential Information. “Confidential information” includes but is not limited to, information, knowledge, ideas, documents or materials that are owned, developed or possessed by the Company or that in some other fashion are related to confidential or proprietary matters of the Company, its business, customers, shareholders, or Covered Persons. It includes all business, product, marketing, financial, accounting, personnel, operations, customers, supplier, technical and research information. It also includes computer systems, software, documentation, creations, inventions, literary works, developments, discoveries and trade secrets. Confidential information includes any non-public information of the Company that might be of use to competitors, or harmful to the Company or its customers, if disclosed.

c.	Acknowledgment. All employees of the Company are expected to sign an agreement regarding the confidentiality policy set forth above at the time they become employed with the Company.

d.

Length of Confidentiality Obligations. Covered Persons are expected to comply with the confidentiality policy not only for the duration of their employment or service with the Company, but also after the end of their employment or service with the Company.

e.	Confidentiality Under the Code. All reports and records prepared or maintained pursuant to this Code shall be considered confidential and shall be maintained and protected accordingly.

f.

Whistleblower Exception. Nothing in this Code prohibits any Covered Person from providing information about a possible securities law violation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, without authorization from or notification to the Company or senior management.

10. Ownership of Intellectual Property

a.

Company Ownership. The Company owns all of the work performed by Covered Persons at and/or for the Company, whether partial or completed. All Covered Persons shall be obligated to assign to the Company all “intellectual property” that is created or developed by Covered Persons, alone or with others, while working for the Company.

b.

What Is Intellectual Property. “Intellectual Property” includes all trademarks and service marks, trade secrets, patents and patent subject matter and inventor rights in the United States and foreign countries and related applications. It includes all United States and foreign copyrights and subject matter and all other literary property and author rights, whether or not copyrightable. It includes all creations, not limited to inventions, discoveries, developments, works of authorship, ideas and know-how. It does not matter whether or not the Company can protect them by patent, copyright, trade secrets, trade names, trade or service marks or other intellectual property right. It also includes all materials containing any intellectual property. These materials include but are not limited to computer codes, tapes and disks, printouts, notebooks, drawings, artwork and other documentation. To the extent applicable, non-trade secret intellectual property constitutes a “work made for hire” owned by the Company, even if it is not a trade secret.

c.

Exceptions. The Company will not be considered to have a proprietary interest in a Covered Person’s work product if: (i) the work product is developed entirely on the Covered Person’s own time without the use or aid of any Company resources, including without limitation, equipment, supplies, facilities or trade secrets; (ii) the work product does not result from the Covered Person’s employment with the Company; and (iii) at the time a Covered Person conceives or reduces the creation to practice, it is not related to the Company’s business nor the Company’s actual or expected research or development.

d.

Required Disclosure. All Covered Persons must disclose to the Company all intellectual property conceived or developed while working for the Company. If requested, a Covered Person must sign all documents necessary to memorialize the Company’s ownership of intellectual property under this policy. These documents include but are not limited to assignments and patent, copyright and trademark applications.

11. Fair Dealing

Each Covered Person should endeavor to deal fairly with the Company’s customers, suppliers, competitors and Covered Persons and not to take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

12. Protection and Use of Company Property

All Covered Persons should protect the Company’s assets and ensure they are used for legitimate business purposes during employment with the Company. Improper use includes unauthorized personal appropriation or use of the Company’s assets, data or resources, including computer equipment, software and data.

13. Standards of Business Conduct

a.

Respectful Work Environment. The Company is committed to fostering a work environment in which all individuals are treated with respect and dignity. Each individual should be permitted to work in a business-like atmosphere that promotes equal employment opportunities.

b.	Prohibited Conduct. The following conduct will not be tolerated and could result in disciplinary action, including termination:
i.

Any act which causes doubt about a Covered Person’s integrity, such as the falsifying of Company records and documents, competing in business with the Company, divulging trade secrets, or engaging in any criminal conduct.

ii.

Any act which may create a dangerous situation, such as carrying weapons, firearms or explosives on Company premises or surrounding areas, assaulting another individual, or disregarding property and safety standards.

iii.

The use, sale or purchase or attempted use, sale or purchase of alcohol or illegal drugs while at work, or reporting to work in a condition not fit for work, such as reporting to work under the influence of alcohol or illegal drugs.

iv.

Insubordination, including refusal to perform a job assignment or to follow a reasonable request from a Covered Person’s manager or supervisor, or discourteous conduct toward customers, associates, or supervisors.

v.	Harassment of any form including threats, intimidation, abusive behavior and/or coercion of any other person in the course of doing business.
vi.

Falsification or destruction of any timekeeping record, intentionally clocking in on another Covered Person’s attendance or timekeeping record, assisting another Covered Person’s tampering with their attendance record or tampering with one’s own attendance record.

vii.	Failure to perform work, which meets the standards/expectations of the Covered Person’s position.
viii.	Excessive absenteeism, chronic tardiness, or consecutive absence of three or more days without notification or authorization.
ix.	Any act of dishonesty or falsification of any Company records or documents, including obtaining employment based on false, misleading, or omitted information.

c.

Disciplinary Action. A Covered Person or the Company may terminate the employment or service relationship at will, at any time, without cause or advance notice. Thus, the Company does not strictly adhere to a progressive disciplinary system since each incident of misconduct may have a different set of circumstances or differ in its severity. The Company will take such disciplinary action as it deems appropriate and commensurate with any misconduct of the Covered Person.

14. Disclosure in Reports and Documents

a.

Filings and Public Materials. It is important that the Company’s filings with the Securities and Exchange Commission (the “SEC”) and other federal, state, domestic and international regulatory agencies are full, fair, accurate, timely and understandable. Further, the Company prepares advertising materials that are sent out to its clients and prospective clients.

b.

Disclosure and Reporting Policy. The Company’s policy is to comply with all applicable disclosure, financial reporting and accounting regulations applicable to the Company. The Company maintains the highest commitment to its disclosure and reporting requirements, and expects all Covered Persons to record information accurately and truthfully in the books and records of the Company.

c.

Information for Filings. Depending on his or her position with the Company, a Covered Person may be called upon to provide necessary information to ensure that the Company’s public reports and regulatory filings are full, fair, accurate, timely and understandable. The Company expects all Covered Persons to be diligent in providing accurate information to the inquiries that are made related to the Company’s public disclosure requirements.

d.

Disclosure Controls and Procedures and Internal Control Over Financial Reporting. Covered Persons are required to cooperate and comply with the Company's disclosure controls and procedures and internal control over financial reporting so that the Company’s reports and documents filed with the SEC and other federal, state, domestic and international regulatory agencies comply in all material respects with applicable laws, and rules and regulations, and provide full, fair, accurate, timely and understandable disclosure.

15. Accountability for Adherence to the Code

a.

Honesty and Integrity. The Company is committed to uphold ethical standards in all of its corporate and business activities. All Covered Persons are expected to perform their work with honesty, truthfulness and integrity and to comply with the general principles set forth in the Code. Covered Persons are also expected to perform their work with honesty and integrity in any areas not specifically addressed by the Code.

b.

Disciplinary Actions. A violation of the Code may result in appropriate disciplinary action including the possible termination from employment with the Company. Nothing in this Code restricts the Company from taking any disciplinary action on any matters pertaining to the conduct of a Covered Person, whether or not expressly set forth in the Code.

c.	Annual Certifications. Directors and Executive Officers will be required to certify annually that they have received, read and understand the Code and have complied with the requirements of the Code.

d.	Training and Educational Requirements.
i.

Orientation. New Covered Persons will receive a copy of the Code during the orientation process conducted by representatives of the Human Resources Department and shall acknowledge that they have received, read and understand the Code and will comply with the requirements of the Code.

ii.

Continuing Education. Covered Persons shall be required to complete such additional training and continuing education requirements regarding the Code and matters related to the Code as the Company shall from time to time establish.

16. Reporting Violations of the Code

a.

Questions and Concerns. Described in this Code are procedures generally available for addressing ethical issues that may arise. As a general matter, if a Covered Person has any questions or concerns about compliance with this Code, he or she is encouraged to speak with his or her supervisor, manager, representatives of the Human Resources Department, or the Chief Financial Officer.

b.

Responsibility to Report Violations of the Code and Law. As part of its commitment to ethical and lawful conduct, the Company strongly encourages Covered Persons to promptly report any suspected violations of this Code or law.

c.

Confidentiality and Investigation. The Company will treat the information set forth in a report of any suspected violation of the Code or law, including the identity of the person making the report, in a confidential manner and will conduct a prompt and appropriate evaluation and investigation of any matter reported. Covered Persons are expected to cooperate in any investigations of reported violations.

d.

Protection of Covered Persons. It is a violation of this Code to retaliate against anyone who has made a good faith report of any conduct which he or she reasonably believes constitutes a violation of the law or the Code or is otherwise illegal or unethical. A Covered Person may not be discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against in the terms and conditions of employment on account of having provided the Company or a regulatory or governmental agency or entity with information about, or otherwise assisted the Company or a regulatory or governmental agency or entity in any investigation regarding, any conduct which the Covered Person reasonably believes in good faith constitutes a violation of any law or the Code or is otherwise unethical or illegal. The protections in this Section 16(d) also apply to any Covered Person who provides information about a possible securities law violation to any governmental agency or entity, or makes other disclosures that are protected under the whistleblower provisions of applicable law or regulation, without authorization from or notification to the Company or senior management.

e.

Accounting/Auditing Complaints. The law requires that the Company’s Audit Committee have in place procedures for the receipt, retention and treatment of complaints concerning accounting, internal accounting controls, or auditing matters and procedures for Covered Persons to submit their concerns regarding questionable accounting or auditing matters. Complaints concerning accounting, internal accounting controls or auditing matters will be directed to the attention of the Audit Committee, or the appropriate members of that committee. For direct access to the Company’s Audit Committee, please address complaints regarding accounting, internal accounting controls, or auditing matters to:

Audit Committee
OmniComm Systems, Inc.
2101 West Commercial Blvd. Suite 3500
Fort Lauderdale, Florida 33309

If a Covered Person does not feel comfortable stating his or her name, communications to the Audit Committee may be made anonymously.

17. Waivers of the Code

a.

Waivers by Directors and Executive Officers. Any change in or waiver of this Code for Directors or Executive Officers may be made only by the Board or a committee thereof in the manner described in Section 17(d) below, and any such waiver (including any implicit waiver) shall be promptly disclosed to stockholders of the Company to the extent required by the rules of the SEC and any other applicable laws, rules and regulations.

b.

Waivers by Other Covered Persons. Any requests for waivers of this Code for Covered Persons other than Directors and Executive Officers may be made to the Chief Financial Officer in the manner described in Section 17(e) below.

c.

Definition of Waiver. For the purposes of the Code, the term “waiver” shall mean a material departure from a provision of the Code. An “implicit waiver” shall mean the failure of the Company to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an Executive Officer.

d.	Manner for Requesting Director and Executive Officer Waivers.
i.

Request and Criteria. If a Director or Executive Officer wishes to request a waiver of this Code, the Director or Executive Officer may submit to the Board a written request for a waiver of the Code only if he/she can demonstrate that such a waiver:

A.	is necessary to alleviate undue hardship or in view of unforeseen circumstances or is otherwise appropriate under all the relevant facts and circumstances;
B.	will not be inconsistent with the purposes and objectives of the Code;
C.	will not adversely affect the interests of clients of the Company or the interests of the Company; and
D.	will not result in a transaction or conduct that would violate provisions of applicable laws or regulations.

ii.

Discretionary Waiver and Response. The Chief Financial Officer will forward the waiver request to the Board or a committee thereof for consideration. Any decision to grant a waiver from the Code shall be at the sole and absolute discretion of the Board. The Board shall promptly advise the Director or Executive Officer in writing of the Board’s decision regarding the waiver, including the grounds for granting or denying the waiver request.

e.	Manner for Requesting Other Covered Person Waivers.
i.

Request and Criteria. If a Covered Person who is a non-Director and non-Executive Officer wishes to request a waiver of this Code, the Covered Person may submit to the Chief Financial Officer a written request for a waiver of the Code only if he/she can demonstrate that such a waiver would satisfy the same criteria set forth in Section 17(d).

ii.

Discretionary Waiver and Response. The Chief Financial Officer (or his/her designee) shall, after appropriate consultation with the applicable business unit head, forward the waiver request to the Nominating and Governance Committee of the Company for consideration. The decision to grant a waiver request shall be at the sole and absolute discretion of the Nominating and Governance Committee of the Company. The Nominating and Governance Committee of the Company will advise the Chief Financial Officer in writing of its decision regarding the waiver, including the grounds for granting or denying the waiver request. The Chief Financial Officer shall promptly advise the Covered Person in writing of the decision of the Nominating and Governance Committee of the Company.

18. Internal Use

The Code is intended solely for the internal use by the Company and does not constitute an admission, by or on behalf of the Company, as to any fact, circumstance, or legal conclusion.

19. Other Policies and Procedures

The following nonexclusive list of policies and procedures adopted by the Company are additional requirements that, depending upon the specific terms of such policies and procedures, may apply to some or all Covered Persons:

●	OmniComm Systems, Inc. Insider Trading Policy
●	OmniComm Systems, Inc. Antitrust Law Compliance Policy
●	OmniComm Systems, Inc. Relationships with Government Officials and Employees Policy
●	OmniComm Systems, Inc. Social Networking, Social Media and Blogging Policy
●	Corporate Governance Guidelines with respect to serving as a director